Exhibit 10.1
BLEND LABS, INC.
April 26, 2024

Bryan Sullivan

Re: Board of Directors of Blend Labs, Inc.

Dear Bryan:

On behalf of Blend Labs, Inc. (“Blend” or the “Company”), we would like to extend the invitation to you to join the Company’s Board of Directors (the “Board”). Once you accept this invitation, we anticipate the Board moving quickly to formally appoint you as a member of the Board.
As you may be aware, Blend is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Upon your formal appointment to the Board, you will become a Section 16 reporting person of Blend. In addition, please note that, as a member of the Board, you will be subject to the corporate policies of Blend, including the Company’s Code of Conduct, Regulation FD Compliance and External Communications Policy, Global Anti-Bribery and Anti-Corruption Policy and Insider Trading Policy, as well as the Outside Director Compensation Policy (the “Compensation Policy”), each as may be amended from time-to-time.
The Board has established three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and from time-to-time, the Board may establish additional committees of the Board to which it will delegate certain duties and may request that you serve on (and possibly lead) one or more of such committees. It is currently expected that you will serve on one or more of such committees. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

The Company will compensate you for your service as a member of the Board by providing you with the compensation set forth in the Compensation Policy. Under the existing Policy, we pay non-employee directors an annual retainer, which may be in the form of equity, cash, or a combination of the two (as set forth in the Policy). As described in the Compensation Policy, your reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company. We have also attached our indemnification agreement hereto as Exhibit A for your review and execution.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

To avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board or any committee thereof at any time in accordance with the provisions of the Company’s governing documents or applicable law. You, of course, may also terminate your relationship with the Company at any time. When you cease to be a member of the Board for any reason, you must return all Confidential Information to the Company.

I am excited about you joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Very truly yours,

BLEND LABS, INC.

By: /s/ Nima Ghamsari
Nima Ghamsari CEO

I have read and accept this offer:

/s/ Bryan Sullivan
Signature of Bryan Sullivan

Dated:

SIGNATURE PAGE TO BLEND LABS, INC.
BOARD DIRECTOR OFFER LETTER (Bryan Sullivan)

Exhibit A

Indemnification Agreement